UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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DELTA PETROLEUM CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 25, 2010
DELTA PETROLEUM CORPORATION 370 SEVENTEENTH STREET, SUITE 4300 DENVER, COLORADO 80202 (303) 293-9133
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS MAY 25, 2010
PROPOSAL 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL STOCKHOLDERS AND MANAGEMENT
PLAN INFORMATION
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
EXECUTIVE OFFICER COMPENSATION
PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
STOCKHOLDER PROPOSALS
GENERAL AND OTHER MATTERS
AVAILABLE INFORMATION

DELTA PETROLEUM CORPORATION
370 SEVENTEENTH STREET, SUITE 4300
DENVER, COLORADO 80202
(303) 293-9133

April 15, 2010

Dear Delta Stockholders:

On behalf of the Board of Directors, it is a pleasure to invite you to attend the Annual Meeting of Stockholders to be held at 10:00 a.m. (MDT) on Tuesday, May 25, 2010, at the Company’s offices located at 370 17th Street, Suite 4300, Denver, Colorado 80202.

Business matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of the Annual Meeting and Proxy Statement. Members of management will report on our operations, followed by a period for questions and discussion.

We hope you can attend the meeting. Regardless of the number of shares you own, your vote is very important. Please ensure that your shares will be represented at the meeting by signing and returning your proxy now, even if you plan to attend the meeting.

Thank you for your continued support.

Sincerely,

John R. Wallace
President and Chief Operating Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 25, 2010

TO THE STOCKHOLDERS OF DELTA PETROLEUM CORPORATION:

As a stockholder of Delta Petroleum Corporation, a Delaware corporation (“Delta” or the “Company”), you are invited to be present in person or to be represented by proxy at the Annual Meeting of Stockholders, to be held at the Company’s offices located at 370 17th Street, Suite 4300, Denver, Colorado 80202, on Tuesday, May 25, 2010, at 10:00 a.m. (MDT) for the following purposes:

1. To elect John R. Wallace, Hank Brown, Kevin R. Collins, Jerrie F. Eckelberger, Jean-Michel Fonck, Aleron H. Larson, Jr., Russell S. Lewis, Anthony Mandekic, James J. Murren, Jordan R. Smith, and Daniel J. Taylor, to one-year terms on the Board of Directors or until their successors have been duly elected;

2. To consider and vote upon the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for Delta for the fiscal year ending December 31, 2010; and

3. To transact such other business as may be properly brought before the meeting and any adjournments thereof.

Stockholders of Delta of record at the close of business on March 26, 2010 are entitled to vote at the meeting and all adjournments thereof.

One-third of the outstanding shares of Common Stock of Delta must be represented at the meeting to constitute a quorum. Therefore, all stockholders are urged either to attend the meeting or to be represented by proxy. If a quorum is not present at the meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is Delta’s intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting(s).

The Company is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. The Company believes the rules allow it to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting of Stockholders. Accordingly, stockholders of record at the close of business on March 26, 2010 will receive a Notice Regarding the Availability of Proxy Materials and may vote at the Annual Meeting and any adjournment or postponement of the meeting.

To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice Regarding the Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. Any stockholder of record attending the Annual Meeting may vote in person, even if he or she has voted over the Internet, by telephone or returned a completed proxy card.

Whether or not you expect to attend the meeting in person, your vote is very important. Please cast your vote regardless of the number of shares you hold.

By Order of the Board of Directors

John R. Wallace
President and Chief Operating Officer

Denver, Colorado
April 15, 2010

DELTA PETROLEUM CORPORATION
370 SEVENTEENTH STREET, SUITE 4300
DENVER, COLORADO 80202
(303) 293-9133

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 25, 2010

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (our “Board” or our “Board of Directors”) of Delta Petroleum Corporation (“us,” “our,” “we,” “Delta” or the “Company”) of proxies to be voted at our Annual Meeting of Stockholders (the “Annual Meeting” or the “Meeting”) to be held on May 25, 2010, at the Company’s offices located at 370 17th Street, Suite 4300, Denver, Colorado 80202, at 10:00 a.m. (MDT), and at any adjournment thereof. Each holder of record at the close of business on March 26, 2010 of shares of our common stock, par value $0.01 per share (the “Common Stock”), will be entitled to one vote for each share so held. As of March 26, 2010, there were 282,821,518 shares of Common Stock issued and outstanding.

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return your proxy or voting instructions, which are being solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy or voting instructions when properly completed. In the event no directions are specified, such proxies and voting instructions will be voted FOR the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2010.

We will pay all expenses of this proxy solicitation. In addition to this proxy solicitation, proxies may be solicited in person or by telephone or other means (including by our directors or employees without additional compensation). We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in distributing proxy materials to the beneficial owners of shares held of record by such persons.

The U.S. Securities and Exchange Commission has adopted rules that allow us to mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. Last year, we elected to not to utilize this new process for the 2009 annual meeting, but we are utilizing this method for this year’s annual meeting. These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online, reducing costs associated with printing and postage and reducing the environmental impact of providing information for our meeting.

We will begin mailing the required notice, called a Notice of Internet Availability of Proxy Materials, to stockholders on or about April 15, 2010. The proxy materials will be posted on the Internet, at www.materials.proxyvote.com/247907, no later than the day we begin mailing the Notice. If you receive the Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice.

The Notice of Internet Availability of Proxy Materials contains important information, including:

•	The date, time and location of the annual meeting;

•	A brief description of the matters to be voted on at the meeting;

•	A list of the proxy materials available for viewing on www.proxyvote.com and the control number you will use to access the site; and

•	Instructions on how to access and review the proxy materials online, how to vote your shares over the Internet, and how to get a paper or email copy of the proxy materials, if that is your preference.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy

Materials was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Shares of common stock held in a stockholder’s name as the stockholder of record may be voted in person at the Annual Meeting. Shares of common stock held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy electronically via the Internet, by telephone, or if you have requested a paper copy of these proxy materials, by returning the proxy or voting instruction card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.

The presence at the Meeting, in person or by proxy, of the holders of one-third of the shares of our Common Stock outstanding as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the Meeting (other than an adjournment or postponement of the Meeting). Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons eligible to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

If a quorum is not present at the Meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is our intention to adjourn the Meeting until a later date and to vote proxies received at such adjourned meeting(s).

Votes cast in favor of and against proposed actions (whether in person or by proxy) will be counted for us by our Secretary at the Meeting, but this count may be at least partially based upon information tabulated for us by our transfer agent or others. In the election of directors, the eleven candidates will be elected by a plurality of affirmative votes. Abstentions and broker non-votes will have no effect on the election of directors. The affirmative vote of the majority of the outstanding shares of Common Stock present in person or by proxy will be required to approve the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2010. Abstentions and broker non-votes will, in effect, be votes against the ratification of the selection of the independent auditors. Neither of the proposals to be voted on at the Annual Meeting gives rise to dissenters’ rights.

You may revoke or change your proxy or voting instructions at any time before the Annual Meeting. To revoke your proxy, send a written notice of revocation or another signed proxy with a later date to the Corporate Secretary of the Company at Delta Petroleum Corporation, 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202 before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. To revoke your voting instructions, submit new voting instructions to your broker, trustee or nominee; alternatively, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, you may attend the Annual Meeting and vote in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

Our directors are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified, or until the earlier of their death, resignation or retirement. Our bylaws provide that the number of directors comprising the whole Board shall from time to time be fixed and determined by resolution adopted by our Board of Directors. Our Board has established the size of the Board at fifteen directors, with four Board seats currently vacant. Our Board is recommending that our eleven current directors be re-elected.

Each nominee consented to be named as a nominee in this proxy statement, and we expect that each nominee will be able to serve if elected. If any nominee becomes unavailable or unwilling to accept his nomination for election for any reason, a substitute nominee may be proposed by our Board and the shares represented by proxy will be voted for any substitute nominee, unless the Board otherwise reduces the number of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

Pursuant to the terms of the Company Stock Purchase Agreement (the “Tracinda Agreement”), dated December 29, 2007, between Delta and Tracinda Corporation (“Tracinda”), Tracinda is entitled, at all times that it beneficially owns not less than ten percent of our outstanding Common Stock, to designate a number of nominees for election to serve on our Board of Directors and each of its Committees that is equal to Tracinda’s pro rata share of stock ownership in our Company multiplied by the number of directors on our Board or Committee, as the case may be, with any fractional number being rounded to the nearest whole number. Tracinda is currently entitled to designate five nominees but has chosen to nominate only three designees at this time. The persons designated by Tracinda for nomination for election to the Board are Anthony Mandekic, James J. Murren and Daniel J. Taylor, who are all currently directors.

The Board has maintained the size of the Board at fifteen directors in order to maintain flexibility should it wish to add additional members with complimentary skills and experience to our Board and to accommodate the additional two directors that Tracinda is entitled to nominate. The proxies solicited hereby cannot be voted for the election of more than eleven directors.

The Role of the Nominating and Corporate Governance Committee in the Nomination Process

At the Annual Meeting, our stockholders will be asked to elect the eleven director nominees set forth below for a one-year term expiring on the date of the next annual meeting of stockholders following the 2010 Annual Meeting of Stockholders. While our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at the Annual Meeting, if that occurs, proxies will be voted in favor of such other person or persons who are recommended by our Nominating and Corporate Governance Committee and designated by our Board. All of the director nominees currently are members of our Board, all of the director nominees have been recommended for re-election by our Nominating and Corporate Governance Committee and approved and nominated for re-election by our Board and all of the director nominees have consented to serve if elected. Set forth below is information regarding the director nominees, which has been confirmed by each of them for inclusion in this Proxy Statement.

In identifying and recommending nominees for positions on our Board, our Nominating and Corporate Governance Committee places emphasis on the following criteria, among others:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of our business;

•	Business or other relevant experience; and

•	The extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of other members of our Board will build a board that is effective, collegial and responsive to the needs of the Company.

Our Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to our Board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of our Board. In considering diversity, we consider diversity of viewpoints, backgrounds and experience. We do not, however, have any formal policy regarding diversity in identifying nominees for a directorship, but rather, consider it among the various factors relevant to any particular nominee. Our Nominating and Corporate Governance Committee evaluates possible candidates in detail and suggests individuals to explore in more depth. In the event that we decide to fill a vacancy that exists or we decide to increase the size of the Board, we identify, interview and examine, and make recommendations to the Board regarding appropriate candidates. We identify potential candidates principally through suggestions from the Company’s directors and senior management. Our President and Board members may also seek candidates through informal discussions with third parties. We also consider candidates recommended or suggested by stockholders.

The Nominating and Corporate Governance Committee determined that Mr. Smith should be nominated because of his experience in the oil and gas business, Mr. Collins because of his business experience and acumen with respect to financial matters, Mr. Wallace because of his oil and gas experience and his position as President of our Company, Mr. Fonck because of his experience in the oil and gas business, Mr. Larson because of his business experience and his familiarity with legal matters and his perspective on the Company as one of its founders, Mr. Eckelberger because of his business experience and knowledge of legal matters, Mr. Lewis because of his knowledge and experience with respect to financial matters, and Mr. Brown because of his knowledge of legal and financial matters and his business and political experience. The Committee acknowledged that, although Messrs. Taylor, Mandekic and Murren are designated as nominees by Tracinda Corporation pursuant to its contractual relationship with the Company, each of them is eminently qualified to serve as a Director and brings significant outside business experience to the Board that has proved to be invaluable to date.

Board Leadership Structure

The Board’s current leadership structure separates the positions of Chairman and principal executive officer. Daniel Taylor, a designee of Tracinda Corporation, serves as our Board Chairman and John Wallace serves as our President. The Board has determined our leadership structure based on factors such as the experience of the applicable individuals, the current business and financial environment faced by the Company, particularly in view of its financial condition and industry conditions generally, Mr. Taylor’s role on the Board since the consummation of the Tracinda investment in February 2008, and other relevant factors. After considering these factors, the Company determined that separating the positions of Chairman of the Board and principal executive officer is the appropriate leadership structure at this time. The Board, through the Chairman, is currently responsible for the strategic direction of the Company. The President is currently responsible for the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the President, sets the agenda for the Board meetings and presides over meetings of the Board. The Board believes that this is appropriate under current circumstances because it allows management to make the operating decisions necessary to manage the business, while helping to keep a measure of independence between the oversight function of our Board of Directors and operating decisions. The Board feels that this provides an appropriate balance of strategic direction, operational focus, flexibility and oversight.

The Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention any material risks to the Company. The Board of Directors has oversight responsibility through its Audit Committee which oversees the Company’s risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks.

Nominees

The following individuals are nominees to serve on our Board of Directors:

Name	Age	Positions	Period of Service as a Director

John R. Wallace	50	President, Chief Operating Officer and Director	June 2007 to Present
Hank Brown	70	Director	June 2007 to Present
Kevin R. Collins	53	Director	March 2005 to Present
Jerrie F. Eckelberger	65	Director	September 1996 to Present
Jean-Michel Fonck	68	Director	May 27, 2009 to Present
Aleron H. Larson, Jr.	64	Director	May 1987 to Present
Russell S. Lewis	55	Director	June 2002 to Present
Anthony Mandekic	68	Director	May 27, 2009 to Present
James J. Murren	48	Director	February 2008 to Present
Jordan R. Smith	74	Director	October 2004 to Present
Daniel J. Taylor	53	Chairman of the Board	February 2008 to Present

The following is biographical information as to the business experience of each of our current directors, all of whom are also nominees for director.

John R. Wallace, President and Chief Operating Officer, joined Delta in October 2003 as Executive Vice President of Operations and was appointed President in February 2006 and a Director in June 2007. In addition, he has served as the President and a Director of Amber Resources Company of Colorado from June 5, 2009 to the present. Since April 1, 2005, he has also served as Executive Vice President and Director of DHS Drilling Company. Mr. Wallace was Vice President of Exploration and Acquisitions for United States Exploration, Inc. (“UXP”), a Denver-based publicly-held oil and gas exploration company, from May 1998 to October 2003. Prior to UXP, Mr. Wallace served as president of various privately held oil and gas companies engaged in producing property acquisitions and exploration ventures. He received a Bachelor of Science degree in Geology from Montana State University in 1981. He is a member of the American Association of Petroleum Geologists and the Independent Petroleum Association of the Mountain States.

Hank Brown has served as Senior Counsel to the law firm of Brownstein Hyatt Farber Schreck P.C. since June 1, 2008 and is a member of that firm’s Government Relations and Natural Resources groups. He served as the President of the University of Colorado from August 2005 to March 2008. Prior to joining CU, he was President and CEO of the Daniels Fund and served as the President of the University of Northern Colorado from 1998 to 2002. He served Colorado in the United States Senate (elected in 1990) and served five consecutive terms in the U.S. House representing Colorado’s 4th Congressional District (1980-1988). He also served in the Colorado Senate from 1972 to 1976. Mr. Brown was a Vice President of Monfort of Colorado from 1969 to 1980. For more than the past five years, he has served as a member of the Board of Directors of Sealed Air Corporation and of Sensient Technology Corporation, and during 2008 and 2009 he served on the Board of Directors of Guaranty Bank and Trust Company. He is both an attorney and a C.P.A. He earned a Bachelor’s degree in Accounting from the University of Colorado in 1961 and received his Juris Doctorate degree from the University of Colorado Law School in 1969. While in Washington, D.C., Mr. Brown earned a Master of Law degree in 1986 from George Washington University.

Kevin R. Collins currently serves as Chief Financial Officer of Bear Tracker Energy, a position he has held since April 2007. Prior to his current position, Mr. Collins served as President and Chief Executive Officer of Evergreen Energy, Inc. from September 2006 until his retirement on June 1, 2009. He also served on Evergreen’s Board of Directors until he resigned effective July 1, 2009. Prior to that, he served as Evergreen’s Executive Vice President — Finance and Strategy from September 2005 to September 2006, and acting Chief Financial Officer from November 2005 until March 31, 2006. From 1995 until 2004, Mr. Collins was an executive officer of Evergreen Resources, Inc., serving as Executive Vice President and Chief Financial Officer until Evergreen Resources merged with Pioneer Natural Resources Co. in September 2004. He became a Certified Public Accountant in 1983 after receiving his Bachelor of Science degree in Business Administration and Accounting from the University of Arizona. Mr. Collins has over 13 years of public accounting experience and has also served as Vice President and a board member of the Colorado Oil and Gas Association, President of the Denver Chapter of the Institute of Management Accountants, and a board member and Chairman of the Finance Committee of the Independent Petroleum Association of Mountain States.

Jerrie F. Eckelberger is an investor, real estate developer and attorney who has practiced law in the State of Colorado since 1971. He graduated from Northwestern University with a Bachelor of Arts degree in 1966 and received his Juris Doctor degree in 1971 from the University of Colorado School of Law. From 1972 to 1975, Mr. Eckelberger was a staff attorney with the Eighteenth Judicial District Attorney’s Office in Colorado. From 1975 to the present, Mr. Eckelberger has been engaged in the private practice of law in the Denver area. Mr. Eckelberger previously served as an officer, director and corporate counsel for Roxborough Development Corporation. Since March, 1996, Mr. Eckelberger has engaged in the investment and development of Colorado real estate through several private companies in which he is a principal.

Jean-Michel Fonck is President of Geopartners SAS, a service company for petroleum studies located in France, and has consulted with the firm of JMF-Conseil SARL to various oil companies since 2001. Mr. Fonck was previously employed by TOTAL SA (“TOTAL”), serving in various capacities there from 1968 until 2001. During his tenure at TOTAL, he worked in Paris in mathematical applications to geology and exploration venture appraisals, in Indonesia as chief geologist, in Argentina and Egypt as exploration manager and in Paris again as division manager for Exploration New Ventures and International Exploration Coordination. In 1991, Mr. Fonck became President and CEO of the TOTAL exploration and production branch in Houston, and then returned to Paris in 1994 to serve as Vice President of Exploration and Reservoir Evaluation for the TOTAL group. Mr. Fonck graduated from Ecole des Mines (Nancy) in 1963.

Aleron H. Larson, Jr. has operated as an independent in the oil and gas industry individually and through public and private ventures since 1978. Mr. Larson served as Chairman of the Board, Secretary and Director of Delta, as well as Amber Resources, until his retirement on July 1, 2005, at which time he resigned as Chairman of the Board and as an executive officer of the Company. He ceased to be an officer or director of Amber Resources on January 3, 2006. Mr. Larson practiced law in Breckenridge, Colorado from 1971 until 1974. During this time he was a member of a law firm, Larson & Batchellor, engaged primarily in real estate law, land use litigation, land planning and municipal law. In 1974, he formed Larson & Larson, P.C., and was engaged primarily in areas of law relating to securities, real estate, and oil and gas until 1978. Mr. Larson received a Bachelor of Arts degree in Business Administration from the University of Texas at El Paso in 1967 and a Juris Doctor degree from the University of Colorado in 1970.

Russell S. Lewis is Executive Vice President, Strategic Development for VeriSign, Inc., located in Dulles, Virginia, which is a provider of Internet infrastructure services. Mr. Lewis has held a variety of senior executive level roles at VeriSign since 1999, including the GM of VeriSign’s Naming and Directory Services Group and Senior Vice President of Corporate Development. Mr. Lewis has been a member of the Board of Directors of Delta Petroleum since June 2002. For the preceding 15 years, Mr. Lewis was President and CEO of TransCore, a wireless transportation systems integration company. Prior to that, Mr. Lewis managed an oil and gas exploration subsidiary of a publicly traded utility and was Vice President of EF Hutton in its Municipal Finance group. Mr. Lewis also serves on the Board of Directors of Braintech, Inc., NameMedia, Inc., and Dropps, Inc. Mr. Lewis has a Bachelors of Arts degree in Economics from Haverford College and an MBA from the Harvard School of Business.

Anthony Mandekic currently serves as the Secretary/Treasurer of Tracinda Corporation and has held such position since Tracinda Corporation’s inception in 1976. Mr. Mandekic also currently serves as Chairman of the Lincy Foundation, a charitable organization founded by Mr. Kirk Kerkorian, and has served as its Chief Financial Officer and a Director since 1989. Since May of 2006 he has served as a member of the Board of Directors of MGM Mirage and as a member of its Executive Committee, Diversity Committee and Compensation Committee. In May of 2007, Mr. Mandekic became Chairman of the MGM Mirage Compensation Committee and also became a member of the MGM Mirage Corporate Governance and Nominating Committee in 2009. Mr. Mandekic is a graduate of the University of Southern California with a bachelor’s degree in Science-Accounting and is a Certified Public Accountant.

James J. Murren is the Chairman and CEO of MGM Mirage, where he is also a member of the Board of Directors and the Executive Committee. Mr. Murren previously served in the following capacities for MGM Mirage: President (1999-2008), Chief Operating Officer (2007-2008), Chief Financial Officer (1998-2007), and Treasurer (2001-2007). Prior to his employment at MGM Mirage, Mr. Murren spent 14 years on Wall Street as a top-ranked equity analyst and was appointed to Director of Research and Managing Director of Deutsche Bank. Mr. Murren received a Bachelor of Arts degree in Art History and Urban Studies from Trinity College in 1983.

Jordan R. Smith is President of Ramshorn Investments, Inc., a wholly owned subsidiary of Nabors Drilling USA LP located in Houston, Texas, where he is responsible for drilling and development projects in a number of producing basins in the United States. He has served in such capacity for more than the past five years. Mr. Smith has served on the Board of the University of Wyoming Foundation and the Board of the Domestic Petroleum Council, and is also Founder and Chairman of the American Junior Golf Association. He has also served as a director of Clayton Williams Energy, Inc. from July 2000 to the present. Mr. Smith received Bachelor and Master degrees in Geology from the University of Wyoming in 1956 and 1957, respectively.

Daniel J. Taylor has been an executive of Tracinda Corporation since February 2006 and has served as a Director of MGM Mirage since March 2007. Mr. Taylor does not have a specific title at Tracinda but his primary responsibilities include assisting with the management of Tracinda’s investments. He was initially employed by Tracinda from May 1991 until July 1997, and has been employed in his current position at Tracinda since February 2006. During the interim period he was employed by Metro-Goldwyn-Mayer Inc., a then public corporation (“MGM”), first as Executive Vice President-Finance, and then as Chief Financial Officer from August 1997 to April 2005, at which time MGM was sold. He then served as President of MGM until January 2006. Mr. Taylor received a Bachelor of Science degree in Business Administration with an emphasis in Accounting from Central Michigan University in 1978. He served as a director of Inforte Corp. until July 2007.

At the present time Messrs. Collins, Eckelberger, Lewis, Smith, and Taylor serve on the Audit Committee; Messrs. Eckelberger, Brown, Collins, Lewis, Mandekic, Murren, and Smith serve on the Compensation Committee; and Messrs. Smith, Collins, Eckelberger, Lewis, Murren, and Taylor serve on the Nominating & Corporate Governance Committee. In conjunction with the February 2008 equity issuance to Tracinda Corporation, and in accordance with the related Company Stock Purchase Agreement, Tracinda designated Messrs. Mandekic, Murren and Taylor to serve on our Board of Directors.

All directors will hold office until the next annual meeting of stockholders.

Required Vote

The eleven persons receiving the highest number of “FOR” votes from stockholders in the election of directors at the Annual Meeting will be elected.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR the re-election of each of John R. Wallace, Hank Brown, Kevin R. Collins, Jerrie F. Eckelberger, Jean-Michel Fonck, Aleron H. Larson, Jr., Russell S. Lewis, Anthony Mandekic, James J. Murren, Jordan R. Smith and Daniel J. Taylor for director to serve on our Board of Directors.

CORPORATE GOVERNANCE

Board Membership and Director Independence

Our Board of Directors has determined that each of Hank Brown, Kevin R. Collins, Jerrie F. Eckelberger, Jean-Michel Fonck, Russell S. Lewis, Anthony Mandekic, James J. Murren, Jordan R. Smith and Daniel J. Taylor qualifies as an independent director under rules promulgated by the United States Securities and Exchange Commission (the “SEC”) and The NASDAQ Stock Market® listing standards, and has concluded that none of these directors has a material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. During the fiscal year ended December 31, 2009, our Board of Directors met on twenty occasions, either in person or by telephone conference call, and acted by written consent on two occasions. Each of our current directors attended at least 75% of the aggregate total of meetings of the Board of Directors and committees on which he served during his service term, with the exceptions of Mr. Murren, who attended 45% of the Board meetings, 57% of the meetings of the Compensation Committee and 0% of the meetings of the Nominating and Corporate Governance Committee; Mr. Lewis, who attended 71% of the meetings of the Audit Committee; and Mr. Smith, who attended 43% of the meetings of the Audit Committee and 71% of the meetings of the Compensation Committee.

Directors standing for election are expected to attend the Annual Meeting of Stockholders. Of the thirteen directors standing for election at the Annual Meeting of Stockholders held on May 27, 2009, seven attended the meeting.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The full text of all of the charters of the Board Committees is available on the Company’s website at www.deltapetro.com. The Board has determined that each of the directors who serve on these Committees is “independent” under The NASDAQ Stock Market® listing standards. The directors who serve on each of these Committees are as follows:

Nominating and
Corporate
	Audit	Compensation	Governance
Name of Director	Committee	Committee	Committee

Kevin R. Collins	Chairman	Member	Member
Jerrie F. Eckelberger	Member	Chairman	Member
Russell S. Lewis	Member	Member	Member
Jordan R. Smith	Member	Member	Chairman
James J. Murren	—	Member	Member
Daniel J. Taylor	Member	—	Member
Hank Brown	—	Member	—
Anthony Mandekic	—	Member	—

Audit Committee.  We have a standing Audit Committee established in accordance with applicable SEC and NASDAQ Stock Market rules. The Audit Committee oversees and monitors our independent audit process and assists the Board of Directors in fulfilling its responsibilities with respect to matters involving the accounting, financial reporting and internal control functions of the Company and its subsidiaries. It is also charged with the responsibility for reviewing all related party transactions for potential conflicts of interest. A discussion of the role of the Audit Committee is provided under “Report of the Audit Committee.”

The Board has determined that each of Messrs. Lewis and Collins is an “audit committee financial expert” as defined by rules adopted by the SEC.

The Audit Committee met seven times in fiscal year 2009.

Compensation Committee.  The Compensation Committee reviews the performance of our executives, sets compensation and compensation-related policies and makes recommendations to the Board of Directors in the area of executive compensation and policies on equity incentives. The specific nature of the Compensation Committee’s roles and responsibilities as they relate to executive officers is set forth under “Compensation Discussion and Analysis.”

The Compensation Committee met on four occasions either in person or by telephone conference call, and acted by written consent on two occasions during 2009.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the persons who shall be nominated for election as directors. The Committee has not established any minimum qualifications for persons to be considered for nomination but will be guided by the following criteria: that the individual (i) be of the highest character and integrity, (ii) be free of any conflict of interest that would violate any applicable law or regulation or interfere with proper performance of the responsibilities of a director, (iii) possess substantial and significant experience that would be of particular importance to Delta in the performance of the duties of a director, (iv) have sufficient time available to devote to the affairs of Delta, and (v) have a desire to represent the balanced best interests of the stockholders as a whole.

The Nominating and Corporate Governance Committee met one time in fiscal year 2009.

Stockholder Nominations of Directors

Stockholders who wish to recommend a director candidate to serve on the Board of Directors to the Nominating and Corporate Governance Committee should submit a letter addressed to the chairperson of the Nominating and Corporate Governance Committee no later than 120 days prior to the date of the next Annual Meeting of Stockholders. The notice shall contain the following information:

•	The name of the nominating stockholder(s) and the address, phone number and e-mail address at which the nominating stockholder(s) can be contacted.

•	Evidence of the number of shares of Delta’s Common Stock held by the nominating stockholder(s), a statement of how long the nominating stockholder(s) has held those shares, and a statement that the nominating stockholder(s) will continue to hold those shares at least through our next annual meeting of stockholders.

•	The candidate’s full name, together with the address, phone number and e-mail address at which the candidate can be contacted.

•	A statement of the candidate’s qualifications and experiences and any other qualities that the nominating stockholder(s) believes that the candidate would bring to the Board.

•	A description of any relationship and all arrangements or understandings, if any, between the nominating stockholder(s) and the candidate and any other person or persons with respect to the candidate’s proposed service on the Board.

•	Information that would bear on the independence of the recommended candidate (such as affiliated transactions or relationships).

•	Any proceedings adverse to Delta, including legal proceedings, to which the recommended candidate or an associate is a party.

•	Information regarding whether the nominating stockholder(s) or recommended candidate has plans to submit proposals for Delta or seeks to address any personal interest involving Delta.

•	The candidate’s resume, which must include at a minimum a detailed description of the candidate’s business, professional or other appropriate experience for at least the last ten (10) years, a list of other boards of directors on which the candidate currently serves or on which he or she served in the last ten (10) years, and undergraduate and post-graduate educational information.

•	A written statement, signed by the candidate, agreeing that if he or she is selected by the Committee and the Board, he or she will (i) be a nominee for election to the Board, (ii) provide all information necessary for us to include in our proxy statement under applicable SEC or NASDAQ rules, and (iii) serve as a director if he or she is elected by stockholders.

•	Any additional information that the nominating stockholder(s) believes is relevant to the Committee’s consideration of the candidate.

A nominee for director should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to Delta. The Nominating and Corporate Governance Committee will evaluate the independence of directors and potential directors, as well as their business experience, understanding of and experience in the energy industry, personal skills, or specialized skills or experience, relative to those of the then-current directors. Diversity of background and experience, including diversity of race, ethnicity, international background, gender and age, are also important factors in evaluating candidates for Board membership. The Committee will also consider issues involving possible conflicts of interest of directors or potential directors, the results of interviews of selected candidates by members of the Committee and the Board, and the totality of the circumstances.

Code of Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics in November 2003 (amended in October 2004 and January 2007), which applies to all of our executive officers, directors and employees. A copy of the Code of Business Conduct and Ethics is available on our website at www.deltapetro.com or by writing to our Secretary at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer of Delta or any of its subsidiaries, and no Delta employee served on the Compensation Committee during the last fiscal year.

Certain Relationships and Related Transactions

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors has recognized that transactions between the Company and certain related persons present a heightened risk of conflicts of interest. In order to ensure that the Company acts in the best interests of its stockholders, the Board has delegated the review and approval of related party transactions to the Audit Committee in accordance with the Company’s written Audit Committee Charter. After its review, the Audit Committee will only approve or ratify transactions that are fair to the Company and not inconsistent with the best interests of the Company and its stockholders. Any director who may be interested in a related party transaction shall recuse himself from any consideration of such related party transaction.

Transactions with Related Persons

On March 26, 2009, the Company entered into a Contingent Payment Rights Purchase Agreement with Tracinda Corporation, a holder of approximately 40% of the Company’s outstanding common stock at the time. On March 26, 2009, Tracinda purchased a contingent payment right, or a CPR, for $14.9 million, and subsequently purchased an additional CPR for $10.1 million on April 1, 2009 following the Company’s receipt of an opinion of an independent investment banking firm relating to the transaction, as required under the Company’s 7% Senior Notes Indenture for transactions with affiliates. The CPRs provided Tracinda with the right to receive up to $27,884,713 of the net proceeds that the Company anticipated receiving in connection with its claims and the claims of Amber Resources Company of Colorado, a 91.68% owned subsidiary of the Company, in the case captioned Amber Resources Co., et. al. v. United States, Civ Act. No. 2-30, filed in the United States Court of Federal Claims (the “Amber Case”). In May 2009, immediately prior to receipt of the litigation proceeds related to the Amber Case, the Company purchased for $26.0 million the CPRs previously sold to Tracinda Corporation for $25.0 million.

During fiscal years 2001 and 2000, Aleron H. Larson, Jr. and Roger A. Parker, officers of the Company at the time, guaranteed certain borrowings which have subsequently been repaid. As consideration for the guarantee of the Company’s indebtedness, each officer was assigned a 1% overriding royalty interest (“ORRI”) in the properties acquired with the proceeds of the borrowings. Each of Mr. Larson and Mr. Parker earned approximately $67,000 for their respective 1% ORRI during the year ended December 31, 2009. In addition, in December 1999, Mr. Larson and Mr. Parker, officers of the Company at the time, guaranteed certain other borrowings which have subsequently been repaid, the proceeds of which were utilized by the Company to purchase interests in certain offshore California leases that later became the subject of the Amber Case. As consideration for the guarantee of the Company’s indebtedness, each officer was assigned a 1% ORRI in the properties acquired with the proceeds of the borrowings, as well as a 1% ORRI in compensation received for the properties from the United States. Because the Company received payments from the United States with respect to these leases as a result of the conclusion of the Amber Case, each of Mr. Larson, a director, and Mr. Parker, a director and chief executive officer of the Company until

May 2009, received approximately $814,341 during the year ended December 31, 2009 pursuant to the terms of his agreement with the Company.

Stockholder Communications with the Board of Directors

Stockholders wishing to contact the Board of Directors or specified members or Committees of the Board should send correspondence to the Secretary, Delta Petroleum Corporation, 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202. All communications so received from stockholders of the Company will be forwarded to the members of the Board of Directors or to a specific director or Committee if so designated by the stockholder. A stockholder who wishes to communicate with a specific director or Committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman. All stockholders are also encouraged to communicate directly with both officers and directors regarding issues affecting the Company at the Annual Meeting of Stockholders.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than ten percent (10%) of a registered class of our equity securities, to file initial reports of ownership of Delta securities and reports of changes in ownership of Delta securities with the Securities and Exchange Commission (“SEC”).

To our knowledge, during the fiscal year ended December 31, 2009, our officers and directors complied with all applicable Section 16(a) filing requirements.

These statements are based solely on a review of the copies of such reports furnished to us by our officers and directors and their written representations that such reports accurately reflect all reportable transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
STOCKHOLDERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table presents information concerning persons known by us to own beneficially 5% or more of our issued and outstanding Common Stock as of March 31, 2010.

	Amount and Nature	Percent of
Name and Address	of Beneficial Ownership	Class(1)

Tracinda Corporation(2)	93,797,701	33.17%
150 South Rodeo Drive, Suite 250 Beverly Hills, CA 90212
First Trust Portfolios L.P.(3)	18,125,702	6.41%
120 East Liberty Drive, Suite 400 Wheaton, Illinois 60187

(1)	We have authorized 600,000,000 shares of $.01 par value Common Stock, of which 282,821,518 shares were issued and outstanding as of March 31, 2010. We also have authorized 3,000,000 shares of $.01 par value preferred stock, of which no shares are outstanding.

(2)	This disclosure is based on an amendment to Schedule 13D filed with the SEC on November 30, 2009. The Schedule 13D was filed on behalf of Tracinda Corporation and Kirk Kerkorian, both of which reported having sole voting and dispositive power over 93,797,701 shares. Tracinda Corporation is wholly owned by Kirk Kerkorian.

(3)	This disclosure is based on a Schedule 13G filed with the SEC on February 1, 2010. At the time of filing, the reporting person reported having shared voting and dispositive power over 18,125,702 shares. First Trust Advisors L.P. is an affiliate of First Trust Portfolios L.P. and acts as portfolio supervisor of the unit investment trusts which hold shares of common stock of the Company. The Charger Corporation is the general partner of both First Trust Portfolios L.P. and First Trust Advisors L.P.

Security Ownership of Management

The following table contains information about the beneficial ownership (unless otherwise indicated) of our Common Stock as of March 31, 2010 by:

•	each of our current directors and nominees for director;

•	each executive officer; and

•	all current directors and current executive officers as a group.

	Amount and
	Nature of
	Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership(1)		Class(2)

Kevin K. Nanke	1,154,109	(3)	*
John R. Wallace	1,074,694	(4)	*
Stanley F. Freedman	598,527	(5)	*
Aleron H. Larson, Jr.	437,991	(6)	*
Russell S. Lewis	207,413	(7)	*
Daniel J. Taylor	131,432	(8)	*
Jerrie F. Eckelberger	115,772	(9)	*
Jordan R. Smith	115,772	(10)	*
Hank Brown	94,254	(11)	*
Kevin R. Collins	82,017	(12)	*
James J. Murren	67,254	(13)	*
Anthony Mandekic	46,527	(14)	*
Jean-Michel Fonck	36,527	(15)	*
All executive officers and current directors and nominees for director as a Group (13 persons)	4,162,289	(16)	1.47%

*	Represents beneficial ownership of less than one percent (1.0%) of the outstanding shares of our Common Stock.

(1)	If a stockholder holds options or other securities that are exercisable or otherwise convertible into our Common Stock within 60 days of March 31, 2010, we treat the Common Stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate the stockholder’s percentage ownership of our Common Stock. However, we do not consider that Common Stock to be outstanding when we calculate the percentage ownership of any other stockholder.

(2)	We have 600,000,000 shares of $.01 par value Common Stock, of which 282,821,518 shares were issued and outstanding as of March 31, 2010. We also have an authorized capital of 3,000,000 shares of $.01 par value preferred stock, of which no shares are outstanding.

(3)	Includes 184,386 shares of Common Stock owned directly, 580,973 unvested restricted shares and 40,000 unearned performance shares owned by Mr. Nanke. Also includes options to purchase 348,750 shares of Common Stock that are currently exercisable or exercisable within 60 days of March 31, 2010.

(4)	Includes 55,599 shares of Common Stock owned directly, 661,595 unvested restricted shares and 70,000 unearned performance shares owned by Mr. John Wallace. Also includes options to purchase 287,500 shares of Common Stock that are currently exercisable or exercisable within 60 days of March 31, 2010. In addition, Mr. Wallace owns an economic interest in 17,200 shares of Common Stock relating to his ownership interest in a family trust.

(5)	Includes 39,460 shares of Common Stock owned directly, 519,067 unvested restricted shares and 40,000 unearned performance shares owned by Mr. Freedman.

(6)	Includes 63,491 shares of Common Stock owned by Mr. Larson directly. Also includes options to purchase 370,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of March 31, 2010. Also includes 4,500 shares held by his daughter.

(7)	Includes 153,413 shares of Common Stock owned directly by Mr. Lewis and options to purchase 54,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of March 31, 2010.

(8)	Includes 131,432 shares of Common Stock owned directly by Mr. Taylor.

(9)	Includes 101,772 shares of Common Stock owned directly by Mr. Eckelberger and options to purchase 14,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of March 31, 2010.

(10)	Includes 101,772 shares of Common Stock owned directly by Mr. Smith and options to purchase 14,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of March 31, 2010.

(11)	Includes 94,254 shares of Common Stock owned directly by Mr. Brown.

(12)	Includes 82,017 shares of Common Stock owned directly by Mr. Collins.

(13)	Includes 67,254 shares of Common Stock owned directly by Mr. Murren.

(14)	Includes 46,527 shares of Common Stock owned directly by Mr. Mandekic.

(15)	Includes 36,527 shares of Common Stock owned directly by Mr. Fonck.

(16)	Includes all warrants, options and shares referenced in footnotes (3) through (15) above as if all warrants and options had been exercised and as if all resulting shares were voted as a group.

PLAN INFORMATION

We maintain the following equity-based compensation plans: 2008 New-Hire Equity Incentive Plan and 2009 Performance and Equity Incentive Plan. We also maintain our 1993 Incentive Plan, as amended, 2001 Incentive Plan, 2002 Incentive Plan, 2004 Incentive Plan, as amended, and 2006 New-Hire Equity Incentive Plan, although there are no additional securities available for issuance under those plans. Our stockholders have approved each of these plans except for the 2008 New-Hire Equity Incentive Plan, which was approved by our Board of Directors.

The following table sets forth our equity compensation plans in the aggregate, the number of shares of our Common Stock subject to outstanding options and rights under these plans, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants under these plans as of December 31, 2009:

			Number of Securities
			Remaining Available
	Number of Securities	Weighted-Average	for Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of Outstanding	Outstanding	Plans (Excluding
	Options, Warrants and	Options, Warrants	Securities Reflected
	Rights	and Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,427,750	$8.21	24,140,100
Equity compensation plans not approved by security holders	—	—	413,348

Total	1,427,750		24,553,448

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following Compensation Discussion and Analysis describes the material elements of compensation for the named executive officers identified in the Summary Compensation Table below. As more fully described below, the Compensation Committee of the Board of Directors reviews and recommends to the full Board of Directors the total direct compensation programs for our named executive officers. Our principal executive officer also reviews the base salary, annual bonus and long-term compensation levels for the other named executive officers.

Compensation Philosophy and Objectives

Our compensation philosophy has been to encourage growth in our oil and natural gas reserves and production, encourage growth in cash flow and profitability, and enhance stockholder value through the creation and maintenance of compensation opportunities that attract and retain highly qualified executive officers. To achieve these goals, the Compensation Committee believes that the compensation of executive officers should reflect the growth and entrepreneurial environment that has characterized our industry in the past, while ensuring fairness among the executive management team by recognizing the contributions each individual executive makes to our success.

The Compensation Committee has recommended that our executive compensation program include the following components:

•	a base salary at a level equal to the 50th to the 75th percentile of a group of other oil and natural gas exploration and production enterprises that have some characteristics similar to Delta and could compete with Delta for executive officer level employees;

•	annual incentive compensation to reward achievement of Company objectives, individual responsibility and productivity, high quality work, reserve growth, performance and profitability; and

•	long-term incentive compensation in the form of stock-based awards.

As described below, the Compensation Committee has, with the assistance of an outside compensation consultant, periodically reviewed data about the compensation of executives in the oil and gas industry. Based on these reviews, we believe that the elements of our executive compensation program have been comparable to those offered by our industry competitors.

For 2009, the Compensation Committee and the Board of Directors, with the full agreement of management, determined that in view of current industry conditions, the depressed macroeconomic environment, and the Company’s financial condition, our near-term approach to executive compensation required modification. As such, we reduced base salaries of our executive officers and other senior personnel by 20% during the period from March 2009 until June 2009, and delayed the payment of bonuses due under the CMS Plan (see “Annual Incentive Compensation,” below) for 2008 performance until July 2009.

Outside Advisor

The Compensation Committee has retained Effective Compensation Incorporated, or ECI, as an outside advisor to review our executive compensation program and broad-based equity compensation practices and to assist in ongoing development of our executive compensation philosophy. The Compensation Committee developed a group of oil and gas exploration and production companies with some similar characteristics as Delta and that could potentially compete with Delta for executive officer level employees with which to compare compensation programs. ECI has performed analyses of compensation levels for these companies in our industry. Most recently, this group of companies has included the following:

Berry Petroleum Company
Bill Barrett Corporation
Cimarex Energy Co.
Forest Oil Corporation
St. Mary Land & Exploration Company
Whiting Petroleum Corp.

Encana Corporation, Pioneer Natural Resources Company and Plains Exploration & Production Company, which were previously part of the group, were removed from the group as a result of a determination that a group of six companies is sufficient for comparison and the three companies that were deleted had fewer characteristics that were similar to Delta.

Elements of Delta’s Compensation Program

The compensation program for Delta’s executive officers is composed of three principal components: base salary, annual incentive compensation and long-term incentive compensation in the form of stock-based awards.

Base Salary.  Base salaries (paid in cash) for our executives have been established based on the scope of their responsibilities, taking into account competitive market compensation paid by a group of comparable companies for similar positions. We have reviewed our executives’ base salaries in comparison to salaries for executives in similar positions and with similar responsibilities at comparable companies. Base salaries are reviewed annually, and typically are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience and other criteria.

The Compensation Committee reviews with the principal executive officer his recommendations for base salaries for the named executive officers, except for the principal executive officer, each year. New base salary amounts have historically been based on an evaluation of individual performance and expected future contributions and a review of survey data provided by ECI to ensure competitive compensation against the external market, defined as the companies in our industry with which we compete. The Company has targeted base salaries for executive officers, including the principal executive officer, at the 50th to the 75th percentile for this group of oil and gas companies, which we believe is critical to our ability to attract and retain top level talent.

ECI provided a comprehensive review of our compensation structure in place for 2008. Our executive officer compensation for 2008 was compared to data from the annual proxies and subsequent disclosures of comparable companies, as well as compensation surveys prepared by ECI. Base salaries for our named executive officers were generally compared to comparable positions or comparable pay rank. As with prior years, for 2008, our named executive officers’ salaries were determined to be approximately at the 75th percentile in the aggregate.

In early 2009, in response to the current economic downturn, low oil and gas commodity prices, and Delta’s financial condition, the Compensation Committee recommended that the Board of Directors not increase any of the salary levels for the named executive officers. In February 2009, based on recommendations from our executive officers, the Board of Directors instituted a temporary 20% salary cut for all executive officers and other senior personnel from March 2009 until June 2009. The cuts were applied to the 2008 salary levels. No assessment was made as to whether the resulting changes to the salary levels of the named executive officers reduced their compensation levels below the 75th percentile of companies to which we have compared our compensation in the past.

In November 2009, the Compensation Committee made a recommendation to the Board of Directors that the base salary of each of the named executive officers be increased by 6% effective January 1, 2010. This recommendation was based on the Compensation Committee’s determination that such an increase was fair and necessary for Delta to be competitive with other companies and because there had been no salary increase in 2009. In July 2009, ECI provided a comprehensive review of our compensation structure that would be in place for 2010. Our executive officer compensation planned for 2010 was compared to data from the annual proxies and subsequent disclosures of comparable companies, as well as compensation surveys prepared by ECI. Base salaries for our named executive officers were generally compared to comparable positions or comparable pay rank. For 2010, our named executive officers’ salaries were determined to be generally from the 50th to 75th percentile.

Annual Incentive Compensation.  In the past, the Compensation Committee has recommended to the Board, and the Board has subsequently approved, the bonus (if any) for each named executive officer. In 2005, the Compensation Committee adopted a performance-based annual incentive plan we refer to as the Capital Management System (“CMS”). All Delta employees, including the named executive officers, have been eligible to participate in the CMS. The Compensation Committee has established one or more goals and minimum performance thresholds under the CMS. When the specific goals in the CMS were achieved, there was a substantial benefit to our stockholders and to our employees, including the named executive officers.

In the past, the goals of the CMS have been to (1) maximize the net present value (NPV 10%) of the proved reserve base of Delta’s oil and gas properties (“Goal 1”), and (2) add new proved producing reserves and value through the drilling of non-proved properties and the acquisition of proved reserves (“Goal 2”). The component factors considered in the evaluation of whether or not the Goal 1 objectives were met during the year (and, if so, the degree to which they were met) include the following: (a) the degree to which production of proved developed producing reserves on base properties was increased above the forecast for the year, (b) the degree to which operating costs were reduced below the forecast, (c) the degree to which oil and gas marketing was improved to achieve greater net-backs to the Company, (d) the degree to which proved non-producing and proved undeveloped wells were drilled and completed earlier, less expensively or added more reserves than were included in the reserve report, and (e) the degree to which proved non-producing and proved undeveloped reserves were added to the reserve report. The component factors considered in the evaluation of whether or not the Goal 2 objectives were met during the year (and, if so, the degree to which they were met) include the following determinations: (a) whether or not a net present value of 10% or greater was achieved on the drilling program for proved reserve add projects (after taking into consideration the cost of drilling, land, geophysical, lease rentals and the general and administrative expense proportional to the drilling), and (b) whether or not a net present value of 10% or greater was achieved on proved reserve property acquisitions after taking into consideration the cost of the acquisition and the general and administrative expense proportional to the acquisition. In addition to Goals 1 and 2, additional factors have been considered by the Compensation Committee in making recommendations concerning bonuses to the named executive officers. These factors have included our earnings before interest, taxes, depreciation, depletion, amortization, and exploration expenses; cost controls; levels of production; guidance; cash flows and the discharge of an individual participant’s responsibilities.

For Goals 1 and 2, the Compensation Committee set a target award and the related performance criteria, which may be expressed as a percentage of a participant’s base salary. In 2008, the minimum threshold for Goal 1 was 95% of our reserve base, and the minimum threshold for Goal 2 being satisfaction of a net present value of at least 10% for new reserves. We believe it is necessary to omit disclosure of the remaining specific performance targets established under the CMS Plan because such disclosure would cause us competitive harm in the retention of our employees and in the marketplace with respect to our planned operations.

For 2008, the achieved score was 25% as to Goal 1 and 0% as to Goal 2. Combining the two, 25% of the CMS target was attained. The Compensation Committee discussed other factors that could be taken into account for bonus awards. The Compensation Committee noted a number of positive management and Company accomplishments in 2008, including the closing of the Tracinda transaction; the joint venture agreement relating to our Columbia River Basin exploration project; and the Encana transaction involving a significant acquisition in the Piceance Basin. The Compensation Committee also took note of the fact that production was up over 40% in 2008 as compared to 2007. Due to current economic conditions, low commodity prices and the Company’s financial condition, in February 2009, the Company’s senior management, the Compensation Committee and the Board of Directors mutually agreed that no annual bonuses should be awarded at that time to the named executive officers for 2008. In June 2009 a determination was made that 25% of the amount of bonuses being non-discretionary under the CMS plan would be paid. In July 2009, 25% of the bonus was paid to all employees, including the named executive officers.

During 2009, the Compensation Committee recommended, and the Board of Directors adopted, a new Annual Bonus Award Plan. All Delta employees, including the named executive officers, were eligible to participate in the

Annual Bonus Award Plan. For the named executive officers, the plan includes some of the elements of the CMS based plan but also includes specific achievements that benefit the Company. The Annual Bonus Award Plan gives the Board of Directors full discretion as to whether bonuses are to be paid, but if the Board determines that bonuses are to be awarded, the plan provides that for the named executive officers, 25% of any bonuses be tied to fixed metrics and specific transactions and 75% be completely discretionary. The full target bonus for each of the named executive officers was 70% of his base salary. CMS Goal 1 under the plan was essentially the same as under the original CMS plan, but Goal 2 was replaced by New CMS Goal 2 related to rate of return on all oil and gas wells, regardless of reserve category. For the 25% portion of the bonus, the plan provided that CMS Goal 1 and CMS Goal 2 each represent 25% and that accomplishing specific transactions that increase the value of the Company represent the remaining 50%. As under the CMS, the minimum threshold for CMS Goal 1 was 95% of our reserve base. The minimum threshold for Goal 2 was an overall rate of return of at least 10%. The specific transactions category is subjective and is based on a review of accomplishments during the year.

After the end of 2009, the Compensation Committee determined that the goals for the named executive officers for the portion of bonuses under the fixed metric category had been met as follows: CMS Goal 1 — 78%; New CMS Goal 2 — 0%; and specific transactions — 50%. Based on this assessment, the Compensation Committee determined that overall the targets for the named executive officers had been met and recommended that 25% of the bonus target be paid. In making its recommendations with regard to the discretionary portion of the named executive officers bonuses, the Compensation Committee considered a number of factors including the practices of competing companies, the current commodity price levels, the market price of Delta’s common stock, and the Company’s financial condition.

The Compensation Committee has not made any determination regarding a bonus plan for 2010.

Long Term Incentive Compensation.  We believe the use of stock-based awards creates an ownership culture that encourages the long-term performance of our executive officers. In January 2007, our stockholders approved the 2007 Performance and Equity Incentive Plan (the “2007 Plan”) and in December 2009, our stockholders approved the 2009 Performance and Equity Incentive Plan (the “2009 Plan”). The 2007 and 2009 Plans are designed to be omnibus plan allowing Delta to grant a wide range of compensatory awards including stock options, stock appreciation rights, phantom stock, restricted stock, stock bonuses and cash bonuses to persons who contribute, and are expected to contribute, to our success and to create stockholder value, including the named executive officers.

May 2008 and June 2009 Retention Stock Awards

In May 2008, restricted stock awards were made under the 2007 Plan to all of the employees of Delta, including the named executive officers, of which one-third of the granted shares vested on July 1, 2009, one-third will vest on July 1, 2010 and the remaining one-third will vest on July 1, 2011. Employees who were terminated in connection with the Company’s recent reductions in force were permitted to retain ownership of shares that would have otherwise vested on July 1, 2009. In order for the shares to vest, the remaining employees must be employed on the vesting date, except that upon a Change of Control (as defined in the 2007 Plan) all unvested shares will vest for persons who are employees of Delta at that time. In June 2009, restricted stock awards were awarded under the 2007 Plan to certain key employees of Delta, including the named executive officers, with such awards to vest on the earlier of a Change in Control of the Company or July 1, 2010, provided that the employee is still employed by the Company on the vesting date. Both of these awards were made for the purpose of providing incentives to Delta’s employees to continue their employment with Delta and contribute to our long term success.

In its recommendations to the Board of Directors concerning the numbers of shares to be granted in May 2008, the Compensation Committee recommended that the total number of shares to be granted to the named executive officers as a group should be 250,000 shares and vest over a period of three years. The Compensation Committee based this number of shares on the market price of Delta’s Common Stock at that time and the equity award programs for executive officers of comparable companies. Allocation of the 250,000 shares among the named executive officers was made based on the respective individual’s contributions to Delta’s success in the past and those expected in the future, as well as their individual responsibilities.

The number of restricted shares granted to each of the named executive officers in May 2008 was as follows:

Number of Shares of
Named Executive Office	Common Stock Granted

Roger A. Parker, CEO*	85,000
John R. Wallace, President & COO	65,000
Kevin K. Nanke, Treasurer & CFO	50,000
Stanley F. Freedman, Executive Vice	50,000
President, General Counsel and Secretary

*	Mr. Parker resigned as an executive officer and director of Delta on May 26, 2009 and the shares shown above were forfeited in conjunction with his Severance Agreement described below.

In its recommendations to the Board of Directors concerning shares granted in June 2009, the Compensation Committee recommended that the named executive officers should be awarded shares based on a percentage of their salaries and taking into consideration the market price of Delta’s Common Stock at that time. The allocation of shares to the named executive officers was based on a number of factors, including a desire to reward loyalty and hard work and the recognition that the named executive officers had received only limited bonuses for 2008 and did not received any salary increases for 2009.

The number of restricted shares granted to each of the named executive officers in June 2009 was as follows:

Number of Shares of
Named Executive Office	Common Stock Granted

John R. Wallace, President & COO	106,061
Kevin K. Nanke, Treasurer & CFO	93,939
Stanley F. Freedman, Executive Vice	83,333
President, General Counsel and Secretary

December 2009 Retention Stock Awards

In December 2009, restricted stock awards were made under the 2009 Plan to all of the employees of Delta, including the named executive officers, of which one-third of the granted shares will vest on July 1, 2010, one-third will vest on July 1, 2011 and the remaining one-third will vest on July 1, 2012. In its recommendations to the Board of Directors concerning shares granted in December 2009, the Compensation Committee recommended that the named executive officers should be awarded shares approximating the value of their current salary, to vest over a three year period. The Compensation Committee based the recommended number of shares on the market price of Delta’s Common Stock at that time. In recommending these awards, the Compensation Committee also considered the retention stock awards by the companies in the group of six companies to which Delta compares itself.

The number of restricted shares granted to each of the named executive officers in December 2009 was as follows:

Number of Shares of
Named Executive Office	Common Stock Granted

John R. Wallace, President & COO	512,200
Kevin K. Nanke, Treasurer & CFO	453,700
Stanley F. Freedman, Executive Vice	402,400
President, General Counsel and Secretary

Performance Share Awards

In February 2007, the named executive officers received performance share grants providing that the shares of restricted Common Stock awarded vest if the market price of Delta stock reaches and maintains certain price levels during the 10-year period following the date of grant (the “Term”). The awards were intended to provide incentive compensation to the named executive officers tied to significant increases in stockholder value. The price thresholds chosen were $40, $50, $60, $75 and $90. The grants provided that if the market price for Delta’s Common Stock reached and remained at these price thresholds for a certain period, then the associated Common Stock award would vest. These awards were based on the principle that stock price increases would reward both the stockholders and the executive officers.

As of March 31, 2009, four of the tranches of performance shares had been forfeited because the vesting conditions had not been met within the required periods. On May 26, 2009, Mr. Parker resigned as an executive officer and director of the Company and forfeited all of his remaining performance shares. The only shares of Common Stock included in the performance share grants that continue to be outstanding for the three remaining named executive officers are those included in the first tranche. The first tranche of restricted Common Stock vests in full as of the date that the average daily closing price of our Common Stock on NASDAQ equals or exceeds $40.00 for trading days within any period of 90 calendar days during the Term, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $40.00.

The numbers of shares currently held by the named executive officers under the performance shares grants are as follows:

Number of Shares
Named Executive Officer	of Common Stock

Roger A. Parker*	100,000
John R. Wallace	70,000
Kevin K. Nanke	40,000
Stanley F. Freedman	40,000

*	Mr. Parker resigned as an executive officer and director of the Company on May 26, 2009 and forfeited all of his remaining performance shares.

Restricted Common Stock issued pursuant to the performance share awards will vest only if the executive officer is employed by us at the time the vesting criteria are satisfied, and all unvested restricted Common Stock subject to performance share awards will lapse and be forfeited to the extent not vested prior to a termination of the executive officer’s employment with us. The performance share award must vest, if at all, within ten (10) years following the grant date.

Each of the three named executive officers has expressed his intention to return the performance shares to the Company some time during 2010 since it is unlikely that the $40.00 threshold will be reached in the foreseeable future.

Change in Control and Severance.  We have employment agreements with each of our executive officers pursuant to which the officer will receive benefits if his employment is terminated (other than for misconduct) due to death, disability, and certain employment terminations following a change in control. The details and amount of such benefits are described in “Executive Officer Compensation — Potential Payments Upon Termination or Change in Control.”

Other Benefits.  All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan, established in 2006. Each employee may make before tax contributions in accordance with the Internal Revenue Service limits. We provide this 401(k) Plan to help our employees save a portion of their cash compensation for retirement in a tax efficient manner. In the past, Delta has made a matching contribution in an amount equal to 100% of the employee’s elective deferral contribution below 3% of the employee’s compensation and 50% of the employee’s elective deferral that exceeds 3% of the employee’s compensation but does not exceed 6% of the employee’s compensation. However, due to current economic conditions, in February 2009 the Board of Directors suspended the matching contributions under the 401(k) Plan for all employees, including the named executive officers, but subsequently announced reinstatement of the match effective January 1, 2010.

All fulltime employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Accounting and Tax Considerations

Our restricted stock award policies have been impacted by the implementation of Statement of Financial Accounting Standards No. 123(R), which we adopted on July 1, 2005.

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive officer is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive officer is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit included in income. Delta has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. The Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s Proxy Statement on Schedule 14A.

Respectfully submitted by the Compensation Committee of the Board of Directors:

Jerrie F. Eckelberger (Chairman)
Hank Brown
Russell S. Lewis
Anthony Mandekic
James J. Murren
Kevin R. Collins
Jordan R. Smith

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning compensation awarded to, earned by, or accrued for services rendered to the Company in all capacities by our principal executive officer, principal financial officer, our one other executive officer, and our former chief executive officer who served during fiscal year 2009 (collectively, the “named executive officers”), for fiscal years 2007, 2008 and 2009:

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)

John R. Wallace,	2009	$335,417	$—	$895,987	$—	$180,500	$24,307	$1,436,211
President and Chief	2008	350,000	—	2,027,847	—	15,313	69,555	2,462,715
Operating Officer	2007	310,000	—	2,211,374	228,740	99,218	63,000	2,912,332
Kevin K. Nanke,	2009	297,083	—	793,637	—	169,900	25,939	1,286,559
Treasurer and Chief	2008	310,000	—	1,276,558	—	13,563	74,293	1,674,414
Financial Officer	2007	275,000	—	1,373,293	136,740	87,960	69,691	1,942,684
Stanley F. Freedman,	2009	263,542	—	703,930	—	141,800	21,859	1,131,131
Executive Vice President,	2008	275,000	—	1,448,594	—	12,031	69,325	1,804,950
General Counsel and Secretary	2007	260,000	—	1,451,823	—	83,213	64,378	1,859,414
Roger A. Parker,	2009	206,250	—	—	—	—	9,447	215,697
Former Chief Executive Officer*	2008	550,000	—	3,184,662	—	—	70,604	3,805,266
	2007	520,000	—	3,300,213	273,481	—	65,022	4,158,716

*	Mr. Parker resigned as Chief Executive Officer and a Director on May 26, 2009.

(1)	These amounts shown represent the aggregate grant date fair value for stock awards and option awards granted to the named executive officers computed in accordance with FASC ASC Topic 718.

(2)	The amounts reflect the cash bonus awards to the named executive officers under the CMS and Annual Bonus Award Plan, which are discussed in further detail under the heading “Elements of Delta’s Compensation Program” under the caption “Annual Incentive Compensation.” Awards under the respective plans were accrued and earned in the year represented and paid in the following year.

(3)	Amounts in the “All Other Compensation” column consist of the following payments we paid to or on behalf of the named executive officers:

		Company		Auto
		Contributions to	Auto	Maintenance	Health
		Retirement Plans	Allowance	and Insurance	Club	Total
Name	Year	($)	($)	($)	($)	($)

John R. Wallace	2009	$—	$18,000	$6,307	$—	$24,307
	2008	47,000	18,000	4,555	—	69,555
	2007	45,000	18,000	—	—	63,000
Kevin K. Nanke	2009	—	18,000	5,539	2,400	25,939
	2008	47,000	18,000	6,893	2,400	74,293
	2007	45,000	18,000	4,291	2,400	69,691
Stanley F. Freedman	2009	—	18,000	3,859	—	21,859
	2008	47,000	18,000	4,325	—	69,325
	2007	45,000	18,000	1,378	—	64,378
Roger A. Parker*	2009	—	7,500	1,947	—	9,447
	2008	47,000	18,000	5,604	—	70,604
	2007	45,000	18,000	2,022	—	65,022

*	Mr. Parker resigned as Chief Executive Officer and a Director on May 26, 2009.

Grants of Plan-Based Awards

The following table provides additional information about restricted stock awards and equity and non-equity incentive plan awards granted to our named executive officers during fiscal 2009.

					All Other
					Stock	Grant Date
					Awards:	Fair
					Number of	Value of
	Grant Date	Estimated Future Payouts Under			Shares of	Stock and
	or	Non-Equity Incentive Plan Awards(1)			Stock or	Option
	Performance	Threshold	Target	Max	Units	Awards
Name	Period	($)	($)	($)	(#)	($)

John R. Wallace,	01/01/09-	$245,000	$245,000	$490,000	—	$—
President and Chief	12/31/09
Operating Officer	07/01/09	—	—	—	106,061	199,395
	12/22/09	—	—	—	512,200	696,592
Kevin K. Nanke,	01/01/09-	217,000	217,000	434,000	—	—
Treasurer and Chief	12/31/09
Financial Officer	07/01/09	—	—	—	93,939	176,605
	12/22/09	—	—	—	453,700	617,032
Stanley F. Freedman,	01/01/09-	192,500	192,500	385,000	—	—
Executive Vice President,	12/31/09
General Counsel and	07/01/09	—	—	—	83,333	156,666
Secretary	12/22/09	—	—	—	402,400	547,264
Roger A. Parker,	01/01/09-	385,000	385,000	770,000	—	—
Former Chief	12/31/09
Executive Officer*	05/26/09	—	—	—	1,000,000	1,700,000

*	Mr. Parker resigned as Chief Executive Officer and a Director on May 26, 2009.

(1)	Non-Equity Incentive Plan Awards are determined if goals set forth in the Annual Bonus Award Plan are met. In March 2010, the 2009 Annual Bonus Award Plan bonuses were paid.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
								Equity
								Incentive
								Plan
							Equity	Awards:
							Incentive	Market
							Plan	or Payout
						Market	Awards:	Value of
						Value of	Number	Unearned
						Shares or	of Unearned	Shares,
	Number of	Number of			Number of	Units of	Shares,	Units or
	Securities	Securities			Shares or	Stock	Units or Other	Other
	Underlying	Underlying			Units of	that	Rights	Rights
	Unexercised	Unexercised	Option		Stock that	have	that have	that
	Options	Options	Exercise	Option	have not	not	not	have
	(#)	(#)	Price	Expiration	Vested	Vested	Vested	not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)

John R. Wallace,	200,000	—	5.44	12/03/13	661,595 (1)	688,059	70,000 (2)	2,800,000
President and Chief	87,500	—	15.34	12/21/14
Operating Officer
Kevin K. Nanke,	68,750	—	3.75	07/14/10	580,973 (3)	604,212	40,000 (4)	1,600,000
Treasurer and Chief	55,000	—	3.29	01/09/11
Financial Officer	137,500	—	5.29	08/26/13
	87,500	—	15.34	12/21/14
Stanley F. Freedman,	—	—	—	—	519,067 (5)	539,830	40,000 (6)	1,600,000
Executive Vice President, General Counsel and Secretary
Roger A. Parker,	150,000	—	$15.34	12/21/14	—	—	—	—
Former Chief Executive Officer*

*	Mr. Parker resigned as Chief Executive Officer and a Director on May 26, 2009.

(1)	The vesting dates for Mr. Wallace’s unvested restricted stock awards at fiscal year-end are as follows: 290,460 shares vest on 7/1/10, 192,400 shares vest on 7/1/11 and 170,734 shares vest on 7/1/12.

(2)	The first tranche of Mr. Wallace’s equity incentive plan awards consisting of 70,000 shares vest as of the date that the average daily closing price of our common stock on NASDAQ equals or exceeds $40.00 for trading days within any period of 90 calendar days during the term of the award, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $40.00.

(3)	The vesting dates for Mr. Nanke’s unvested restricted stock awards at fiscal year-end are as follows: 261,838 shares vest on 7/1/10, 167,900 shares vest on 7/1/11 and 151,234 shares vest on 7/1/12.

(4)	The first tranche of Mr. Nanke’s equity incentive plan awards consisting of 40,000 shares vest as of the date that the average daily closing price of our common stock on NASDAQ equals or exceeds $40.00 for trading days within any period of 90 calendar days during the term of the award, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $40.00.

(5)	The vesting dates for Mr. Freedman’s unvested restricted stock awards are as follows: 234,132 shares vest on 7/1/10, 150,800 shares vest on 7/1/11 and 134,134 shares on 7/1/12.

(6)	The first tranche of Mr. Freedman’s equity incentive plan awards consisting of 40,000 shares vest as of the date that the average daily closing price of our common stock on NASDAQ is traded equals or exceeds $40.00 for trading days within any period of 90 calendar days during the term of the award, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $40.00.

Option Exercises and Stock Vested

The following table provides information about the value realized by the named executive officers for option award exercises and stock award vesting during fiscal 2009.

			Stock Awards
	Option Awards		Number of Shares	Value
	Number of Shares	Value Realized	Acquired	Realized
	Acquired on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

John R. Wallace	—	$—	17,011	$79,704
Kevin K. Nanke	—	—	25,022	54,899
Stanley F. Freedman	—	—	19,774	43,899
Roger A. Parker*	—	—	58,501	251,547

*	Mr. Parker resigned as Chief Executive Officer and a Director on May 26, 2009.

Employment Agreements

On May 5, 2005, we entered into Employment Agreements with the following executive officers: Kevin K. Nanke and John R. Wallace. The initial term of employment under each of the Employment Agreements was through December 31, 2006, and the term of each Employment Agreement would be automatically extended for additional one-year terms thereafter unless either party gives notice of termination at least 60 days prior to the end of a term. The base annual salary for Messrs. Nanke and Wallace was $225,000. Each of these executive officers would also be entitled to bonuses based on a percentage of their base salary as determined by the Compensation Committee of the Board of Directors upon satisfaction of performance criteria established by the Compensation Committee. Each of the Employment Agreements has since been automatically extended for three additional one-year terms and currently expires on December 31, 2010.

In the event the employment of either of these executive officers is terminated other than for cause (as defined in the Employment Agreements) or if either of them resigns for “good reason” (as defined in the Employment Agreement), then that executive officer will be entitled to receive a payment equal to two times his annual base salary, annual automobile allowance and his average annual bonus for the three fiscal years preceding the fiscal year in which the termination occurs, but not less than the greater of that executive officer’s (i) highest annual target bonus during any of these three preceding fiscal years or (ii) target bonus for the fiscal year in which the termination occurs. In the event that either of these Employment Agreements is not renewed and the executive officer is terminated within 24 months following the last day of employment under the expired Employment Agreement, at the time that his employment is terminated the executive officer will receive the same payment as stated above, reduced proportionately by the number of months he continues to be employed by us during such 24 month period. The Employment Agreements also include non-solicitation and non-competition obligations on the part of the executive officers that survive for one year following the date of termination.

On January 11, 2006, we entered into an Employment Agreement with Stanley F. Freedman, who became Executive Vice President, General Counsel and Secretary of Delta on January 3, 2006. The initial term of employment under the Employment Agreement commenced effective January 1, 2006 and continued through December 31, 2006. The term of the Employment Agreement would be automatically extended for additional one-year terms thereafter unless either party gives notice of termination at least 60 days prior to the end of a term. The base annual salary for Mr. Freedman was $240,000. He was also entitled to receive 40,000 shares of restricted Common Stock that would vest three years after the date of grant, and he was entitled to receive bonuses based on a percentage of his base salary, as determined by the Compensation Committee of the Board of Directors, upon satisfaction of performance criteria established by the Compensation Committee. Mr. Freedman’s Employment Agreement has since been automatically extended for three additional one-year terms and currently expires on December 31, 2010.

In the event the employment of Mr. Freedman is terminated other than for cause (as defined in the Employment Agreement) or if he resigns for “good reason” (as defined in the Employment Agreement), then he will be entitled to receive a payment equal to two times his annual base salary, annual automobile allowance and his average annual bonus for the three years preceding the fiscal year in which the termination occurs, but not less than the greater of his (i) highest annual target bonus during any of these three preceding fiscal years or (ii) target bonus for the fiscal year in which the termination occurs. In the event that his Employment Agreement is not renewed and he is terminated within 24 months following the last day of employment under the expired Employment Agreement, at the time that his employment is terminated he will receive the same payment as stated above, reduced proportionately by the number of months he continues to be employed by us during such 24 month period. The Employment Agreement also includes non-solicitation and non-competition obligations on the part of Mr. Freedman that survive for one year following the date of termination.

Change in Control Agreements

On April 30, 2007, we entered into new Change in Control Executive Severance Agreements (“CIC Agreements”) with Messrs. Nanke, Wallace and Freedman which provide that, following a change in control of the Company as defined in the CIC Agreements and the termination of employment of the executive officer during the period beginning 6 months prior to and ending 24 months after the change in control, the executive officer would not receive a payment under the Employment Agreement. Instead, he would receive a payment equal to three times his annual base salary, annual automobile allowance and his average annual bonus for the three years preceding the fiscal year in which the change in control occurs, but not less than the greater of that executive officer’s (i) highest annual target bonus during any of these three preceding fiscal years or (ii) target bonus for the fiscal year in which the change in control occurs, in addition to the continuation of certain benefits including medical insurance and other benefits provided to the executive officer for a period of three years. The CIC Agreements also include non-solicitation and non-competition obligations on the part of the executive officer that survive for one year following the date of termination. The CIC Agreements also provide that if a payment under the CIC Agreements would be subject to excise tax payments, the executive officer will receive a gross-up payment equal to such excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and all taxes, including any interest, penalties or income tax imposed on the gross-up payment.

The CIC Agreements define a change in control as the occurrence of any of the following: (1) any Person becomes a beneficial owner of 35% or more of Delta’s voting securities, except as the result of any acquisition of voting securities by Delta or any acquisition of voting securities of Delta directly from Delta (as authorized by the Board); (2) the persons who constitute the incumbent Board cease for any reason to constitute at least a majority of the Board unless such change was approved by at least two-thirds (2/3) of the incumbent Board; (3) the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of Delta unless the persons who beneficially own the voting securities of Delta immediately before that transaction beneficially own, immediately after the transaction, at least 70% of the voting securities of Delta or any other corporation or other entity resulting from or surviving the transaction; or (4) Delta’s stockholders approve a complete liquidation or dissolution of Delta or a sale of substantially all of its assets.

Severance Agreement

On May 26, 2009, we entered into a Severance Agreement with Roger Parker, Delta’s former Chief Executive Officer and Chairman of our Board of Directors. Pursuant to the Severance Agreement, effective as of the close of business on May 26, 2009 Mr. Parker resigned from his positions as Chairman of the Board, Chief Executive Officer and as a director of Delta, as well as his positions as a director, officer and employee of Delta’s subsidiaries. In consideration for Mr. Parker’s resignation and his agreement to (a) relinquish all his rights under his employment agreement, his change-in-control agreement, certain stock agreements, bonuses relating to past and pending transactions benefiting Delta, and any other interests he might claim arising from his efforts as Chairman of our Board of Directors and/or Chief Executive Officer, and (b) stay on as a consultant to facilitate an orderly transition and to assist in certain pending transactions, Delta agreed to pay Mr. Parker $4,700,000 in cash (the “Cash Consideration”), issue to him 1,000,000 shares of Delta common stock (the “Shares”), pay him the aggregate of any accrued unpaid salary, vacation days and reimbursement of his reasonable business expenses incurred through the effective date of the agreement, and provide to him insurance benefits similar to his pre-resignation benefits for a thirty-six month period. Mr. Parker received a portion of the Cash Consideration in immediately available funds, and the remaining Cash Consideration and the Shares were deposited in a rabbi trust and distributed to Mr. Parker on or about November 27, 2009. Delta filed a registration statement with the Securities and Exchange Commission that registered the resale of the Shares. The Severance Agreement also contains mutual releases and non-disparagement provisions, as well as other customary terms.

Potential Payments Upon Termination or Change in Control

The following table reflects the potential payments and benefits upon termination (i) for cause, and (ii) other than for cause or death, disability or retirement, within and not within the period beginning six months prior to and ending 24 months following a change in control (“Measurement Period”) of Delta under the respective CIC Agreement for each named executive officer. The amounts payable assume termination of employment on December 31, 2009.

Not Within the Measurement
		Within the Measurement Period					Period
		Acceleration					Acceleration
		of Options		Excise			of Options		Excise
	Severance	& Stock		Tax &		Severance	& Stock		Tax &
	& Bonus	Awards	Benefits	Gross-Ups	Total	& Bonus	Awards	Benefits	Gross-Ups	Total
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

John R. Wallace
For Cause	—	—	—	—	—	—	—	—	—	—
Not For Cause	2,520,000	688,059	127,035	1,124,154	4,459,248	1,680,000	688,059	84,690	1,124,154	3,576,903
Kevin K. Nanke
For Cause	—	—	—	—	—	—	—	—	—	—
Not For Cause	2,232,000	604,212	127,035	—	2,963,247	1,488,000	604,212	84,690	—	2,176,902
Stanley F. Freedman
For Cause	—	—	—	—	—	—	—	—	—	—
Not For Cause	1,980,000	539,830	129,168	918,227	3,567,225	1,320,000	539,830	86,112	918,227	2,864,169

*	“Cause” is defined in the CIC Agreement, and “Not For Cause” means resignation by the executive for Good Reason (as defined in the CIC Agreement) or termination of the executive by the Company without Cause.

Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2009:

	Fees Earned	Stock
	or Paid in Cash	Awards	Total
Name	($)	($)(1)	($)

Hank Brown	$34,583	$90,240	$124,823
Kevin R. Collins	40,000	90,240	130,240
Jerrie F. Eckelberger	39,167	90,240	129,407
Jean-Michel Fonck	25,000	54,144	79,144
Aleron H. Larson Jr.	33,333	90,240	123,573
Russell S. Lewis	35,000	90,240	125,240
Anthony Mandekic	26,250	54,144	80,394
James J. Murren	35,000	90,240	125,240
Jordan R. Smith	36,667	90,240	126,907
Neal A. Stanley(2)	8,750	—	8,750
Daniel J. Taylor	35,000	163,895	198,895
James B. Wallace(3)	29,167	—	29,167

(1)	On the first business day of 2010 each of the non-employee directors except for Messrs. Mandekic and Fonck (but including Mr. Taylor) received a grant of 48,000 shares of common stock, and each of Messrs. Mandekic and Fonck received a grant of 28,800 shares of common stock as equity compensation for their services as directors during 2009. Mr. Taylor also received a grant of 39,178 shares of common stock on the first business day of 2010 as equity compensation for his services as Board Chairman during the period from May 26, 2009 through December 31, 2009. The fair value of such common stock was computed in accordance with FAS 123(R) based on the closing price on the date of grant.

(2)	Neal A. Stanley resigned effective February 28, 2009.

(3)	James B. Wallace resigned effective November 4, 2009.

Annual Retainers

In 2009, each non-employee director of the Company received an annual retainer of $40,000. This retainer amount was reduced from $50,000 effective February 25, 2009 in light of the Company’s financial condition. In addition, four months of the annual retainer was paid in common stock, in lieu of cash. For 2010, the annual retainer has been reset at $50,000, and it is anticipated that it will be paid in cash on a monthly basis.

Each Board Committee chair also receives an additional retainer each year in the following amounts: chair of the Audit Committee, $10,000; chair of the Compensation Committee, $5,000; and chair of the Nominating and Corporate Governance Committee, $5,000. In addition, each non-employee director who is not a chairman but serves on one or more Committees of the Board receives an annual retainer of $2,500. The additional retainer amounts are also paid to the directors in cash in equal monthly installments. The Company reimburses the directors for costs incurred by them in traveling to Board and Committee meetings.

Stock Grants

In addition, at the discretion of the Board of Directors, each non-employee director is eligible to receive an annual grant of shares of Common Stock. In recent years, and again in 2010, the number of shares awarded to each director was 6,000 shares. All such Common Stock is granted pursuant to the Company’s equity incentive plans and is generally awarded on the first business day of each year. Each grant of Common Stock is fully vested upon grant.

Indemnification of Directors

Pursuant to the Company’s certificate of incorporation, the Company provides indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law and provides certain indemnification to its executive officers under their employment agreements. The Company believes that this indemnification is necessary to attract and retain qualified directors and officers.

Narrative Disclosure of Compensation Policies and Practices as they Relate to Risk Management

In accordance with the requirements of Regulation S-K, Item 402(s), to the extent that risks may arise from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, we are required to discuss those policies and practices for compensating the employees of the Company (including employees that are not named executive officers) as they relate to the Company’s risk management practices and the possibility of incentivizing risk-taking. We have determined that the compensation policies and practices established with respect to the Company’s employees are not reasonably likely to have a material adverse effect on the Company and, therefore, no such disclosure is necessary. The Compensation Committee and the Board are aware of the need to routinely assess our compensation policies and practices and will make a determination as to the necessity of this particular disclosure on an annual basis.

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by our stockholders, the Audit Committee has selected the firm of KPMG LLP, Suite 2700, 707 17th Street, Denver, Colorado 80202, as our independent registered public accounting firm to examine and audit our financial statements for the fiscal year ending December 31, 2010. This firm has audited our financial statements for more than seven years and is considered to be well qualified. The selection of such firm as our independent registered public accounting firm is being submitted for ratification at the Annual Meeting.

Action by stockholders is not required for the appointment of the independent registered public accounting firm, but the ratification of its appointment is being submitted by the Audit Committee in order to give our stockholders an opportunity to vote on the designation of auditors. In the event this proposal is defeated, the stockholder vote will not be binding on the Company but may be considered by our Audit Committee when it considers selecting other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the fiscal year, KPMG’s appointment for the 2010 fiscal year will be permitted to stand unless the Audit Committee finds other reasons for making a change.

A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table summarizes the aggregate fees billed by KPMG LLP for the 2009 and 2008 fiscal years:

	Fiscal Year Ended	Fiscal Year Ended
	December 31,	December 31,
	2009	2008

Audit fees	$723,000	$867,000
Audit-related fees	167,000	7,800
Tax fees	116,000	—
All other fees	—	—

Total	$1,006,000	$874,800

Audit Fees.  Fees for audit services consisted of the audit of our annual financial statements and reports on internal controls required by the Sarbanes-Oxley Act of 2002 and reviews of our quarterly financial statements.

Audit Related Fees.  Fees billed for audit related services related to professional services rendered by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of Delta’s financial statements but are not included in audit fees above.

Audit Committee Pre-Approval Policy

The Company’s independent registered public accounting firm may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may the Company’s independent registered public accounting firm be engaged to provide any other non-audit service unless it is determined that the engagement of the principal accountant provides a business benefit resulting from its inherent knowledge of the Company while not impairing its independence. Our Audit Committee must pre-approve permissible non-audit services. During fiscal year 2009, our Audit Committee approved 100% of the non-audit services provided to Delta by its independent registered public accounting firm.

Required Vote

Ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2010 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2010.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The Audit Committee is currently comprised of Kevin R. Collins (Chairman), Jerrie F. Eckelberger, Russell S. Lewis, Jordan R. Smith and Daniel J. Taylor. Until February 28, 2009, Neal A. Stanley also served on the Audit Committee. The Audit Committee is responsible for overseeing and evaluating the Company’s financial reporting process on behalf of the Board of Directors, selecting and retaining the independent auditors, and overseeing and reviewing the internal audit function of the Company.

Management has the primary responsibility for the Company’s financial reporting process, accounting principles, and internal controls, as well as preparation of the Company’s financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The independent auditors are responsible for performing audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to independently verify the representations made by management and the independent auditors. The Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP or that the audits of the annual financial statements and the effectiveness of the Company’s internal control over financial reporting have been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that the independent auditors are, in fact, “independent.”

The Audit Committee has met and held discussions with management and the independent auditors on a regular basis. The Audit Committee plans and schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the independent auditors without the presence of the Company’s management. The Audit Committee has reviewed and discussed with both management and the independent auditors the Company’s consolidated financial statements as of and for the year ended December 31, 2009, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Management advised the Audit Committee that the financial statements were prepared in accordance with GAAP. The Audit Committee has relied on this representation, without independent verification, and on the representations of the independent auditors included in their report on the consolidated financial statements.

The Audit Committee discussed with the independent auditors the matters required to be discussed pursuant to Statement of Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance,” as amended by Statement of Auditing Standards No. 89, “Audit Adjustments” and Statement of Auditing Standards No. 90, “Audit Committee Communications.” The independent auditors have provided to the Audit Committee the written disclosures and the letter required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, “Communication with Audit Committees Concerning Independence,” and the Audit Committee has discussed with the independent auditors their independence. The Audit Committee has also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with maintaining auditor independence. The Audit Committee has concluded that the provision of non-audit services by the independent auditors was compatible with the maintenance of independence in the conduct of their auditing functions.

Based upon its review and discussions with management and the independent auditors and the reports of the independent auditors, and in reliance upon such information, representations, reports and opinions, the Audit Committee recommended that the Board of Directors approve the audited financial statements for inclusion in the Company’s annual report on Form 10-K for the year ended December 31, 2009, and the Board of Directors accepted the Audit Committee’s recommendations.

Members of the Audit Committee:

Kevin R. Collins (Chairman)
Jerrie F. Eckelberger
Russell S. Lewis
Jordan R. Smith
Daniel J. Taylor

STOCKHOLDER PROPOSALS

Any stockholder proposals to be included in the Board of Directors’ solicitation of proxies for the Annual Meeting of Stockholders to be held in May 2011 must be received by Stanley F. Freedman, Executive Vice President and Secretary, at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202, no later than December 15, 2010 in order to be included in the proxy statement and proxy relating to that meeting. Such proposals must comply with all of the requirements of SEC Rule 14a-8.

In accordance with the Company’s Bylaws, in order for a stockholder to present any matter before the Annual Meeting to be held in May 2011 that is not to be included in the proxy statement and proxy, a stockholder’s notice of such matter must be delivered to the Secretary at the Company’s principal offices (see preceding paragraph) not less than ninety days nor more than one hundred twenty days prior to the date of the meeting; provided, however, that in the event that public disclosure of the date of the meeting is first made less than one hundred days prior to the date of the meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such public disclosure of the date of the meeting was made.

GENERAL AND OTHER MATTERS

The Board of Directors knows of no matter, other than those referred to in this Proxy Statement, which will be represented at the Annual Meeting; however, if any other matters are properly brought before the Meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment on such matters.

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for us. Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in April or May of each year, by notifying our Secretary, Stanley F. Freedman, in writing at: 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202 or by telephone (303) 293-9133. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 293-9133, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

AVAILABLE INFORMATION

Upon request of any stockholder, our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, will be sent to the stockholder without charge. All requests should be addressed to our Secretary at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202 or by telephone (303) 293-9133.

You are urged to submit your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the Annual Meeting, as we hope you will, you may vote your shares in person.

By Order of the Board of Directors

John R. Wallace
President and Chief Operating Officer

April 15, 2010

DELTA PETROLEUM CORPORATION
ATTN: ANDREA BROWN
370 SEVENTEENTH STREET, STE 4300
DENVER, CO 80202
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	For	Withhold	For All
	All	All	Except
The Board of Directors recommends that you vote FOR the following:
	☐	☐	☐
1. Election of Directors
Nominees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01 John R. Wallace	02 Hank Brown	03 Kevin R. Collins	04 Jerrie F. Eckelberger	05 Aleron H. Larson, Jr.
06 Russell S. Lewis	07 James J. Murren	08 Jordan R. Smith	09 Daniel J. Taylor	10 Anthony Mandekic
11 Jean-Michel Fonck

The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain

2      To consider and vote upon the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for Delta Petroleum Corporation for the fiscal year ending December 31, 2010.
	☐	☐	☐

3 To transact such other business as may be properly brought before the meeting and any adjournment thereof.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

DELTA PETROLEUM CORPORATION.
Annual Meeting of Stockholders
May 25, 2010 10:00 AM MDT
This proxy is solicited by the Board of Directors
The undersigned hereby constitutes and appoints John R. Wallace and Stanley F. Freedman, or each of them, lawful attornies and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of Delta Petroleum Corporation, to be held in the Company’s offices located at 370 17th Street, Suite 4300, Denver Colorado 80202 on Tuesday, May 25, 2010, at 10:00 a.m (MDT), and any adjournment(s) thereof, with all powers the undersigned would possess if personally present to vote thereat, as provided below, the number of shares the undersigned would be entitled to vote if personally present.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side